Contact: Gilbert L. Danielson

Executive Vice President

Chief Financial Officer

404-231-0011

Aaron’s, Inc. Settles Lawsuit

ATLANTA, March 26, 2012 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced that the Company has entered into a settlement of a lawsuit with a former Aaron’s associate who claimed she was sexually harassed by a former co-worker in 2006.

The lawsuit, filed in the U.S. District Court for the Southern District of Illinois, resulted in a verdict which originally consisted of approximately $95 million in damages awarded to the plaintiff. Of the total damages awarded, $50 million exceeded the maximum award permitted by law. Consequently, the Court reduced the judgment against Aaron’s to $39.8 million in 2011. In a separate legal proceeding, a criminal jury acquitted the former co-worker of all charges on September 28, 2011.

On January 13, 2012, the Court held a hearing on the Company’s post-trial motions. During the hearing, the Court stated that the jury’s verdict of $95 million was “monstrously excessive” and found that “the jury, as to damages in this case either failed to understand the Court’s instructions, intentionally disregarded them or returned a verdict that was the product of passion or prejudice.” Following the hearing, the Court “ruled not to sustain the verdict in its current form.” The parties agreed to settle the lawsuit prior to receiving the Court’s further ruling on Aaron’s request for additional relief as set forth in its post-trial motions. As a result of the settlement, the parties filed with the Court a stipulation to dismiss the lawsuit with prejudice.

The Company agrees with the Court that the verdict was “monstrously excessive.” Ronald W. Allen, Aaron’s President and Chief Executive Officer said that “Aaron’s has a robust non-harassment policy and accompanying practices designed to protect our associates, and we are pleased to get this litigation behind us.”

The Company recorded a charge of $36.5 million in the second quarter of 2011, which represented an accrual for the judgment and associated legal fees and expenses of $41.5 million, less insurance coverage of $5.0 million. With this final settlement in the amount of $6.0 million, the Company plans to take into income $35.5 million of the accrued amount in the first quarter of 2012.

Aaron’s, Inc., based in Atlanta, currently has more than 1,950 Company-operated and franchised stores in 48 states and Canada. The Company also manufactures furniture and bedding at 14 facilities in eight states.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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